EXHIBIT 99.1

Contact:	Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3580
Curtis@otelcotel.com

Otelco Announces Anticipated Expiration of Customer
Contract and Reduction in Quarterly Distribution Payment to
IDS Holders

ONEONTA, Alabama (April 20, 2012) – Otelco Inc. (NASDAQ: OTT; TSX: OTT.un), a wireline telecommunication services provider in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia, today announced that Time Warner Cable has indicated that it will not renew its existing contract for wholesale network connections provided by Otelco. The contract in question represented approximately 11.7% of Otelco’s consolidated revenue for 2011. This contract expires on December 31, 2012 and includes a transition period into 2013.

As part of its response to this development, the Board of Directors has decided to suspend dividends on the common stock portion of Otelco’s Income Deposit Securities effective immediately. This dividend amounted to $0.705 per unit for 2011 and $0.17625 per unit for the first quarter of 2012. Holders of the Income Deposit Securities continue to receive quarterly interest payments on the $7.50 subordinated note which amounts to $0.975 per unit per year or $0.24375 per unit per quarter. The interest for second quarter will be paid on Monday, July 2, 2012 to holders of record at the close of business on June 15, 2012.

As previously announced, management will host a conference call to discuss our first quarter earnings release on Friday, May 4, 2012 at 10:00 am Eastern and will be prepared to discuss these developments as well as quarterly earnings at that time. To listen to the call, participants should dial (719) 325-4767 approximately 10 minutes prior to the start of the call.

FORWARD LOOKING STATEMENTS
Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

April 20, 2012

ABOUT OTELCO
Otelco Inc. provides wireline telecommunications services in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia. The Company’s services include local and long distance telephone, network access, transport, digital high-speed data lines and dial-up internet access, cable television and other telephone related services. With more than 101,000 voice and data access lines, which are collectively referred to as access line equivalents, Otelco is among the top 25 largest local exchange carriers in the United States based on number of access lines. Otelco operates ten incumbent telephone companies serving rural markets, or rural local exchange carriers. It also provides competitive retail and wholesale communications services through several subsidiaries. For more information, visit the Company’s website at www.OtelcoInc.com.